Exhibit 99.1

Vertical Branding Appoints Alan Edrick to its Board of Directors

Los Angeles, Calif. – December 20, 2007 — Vertical Branding, Inc. (OTC BB: VBDG) announced today that it has appointed Alan Edrick to its Board of Directors effective immediately, replacing Jeffrey Edell.  In addition to his responsibilities as a director, Mr. Edrick will serve as Chairman of the Company’s Audit Committee.

Mr. Edrick has extensive financial management and public accounting experience including debt and equity financing transactions, mergers and acquisitions, financial planning and analysis, and regulatory compliance.  He currently serves as Executive Vice President and Chief Financial Officer of OSI Systems, Inc., a publicly traded, multinational provider of proprietary systems technology in the areas of homeland security, patient monitoring and optoelectronics.

Prior to OSI, Mr. Edrick served as Executive Vice President and Chief Financial Officer of BioSource International, Inc., until shortly after the company was sold to Invitrogen Corporation in October 2005.  From 1998 to 2004, he was Senior Vice President and Chief Financial Officer of North American Scientific, Inc., and from 1989 to 1998, was employed by Price Waterhouse LLP in various positions including Senior Manager, Capital Markets.  Mr. Edrick received a Bachelor of Arts degree from the University of California, Los Angeles and holds a Master of Business Administration degree from the Anderson School at the University of California, Los Angeles.

“We enthusiastically welcome Alan Edrick to the Vertical Branding Board of Directors,” said Nancy Duitch, CEO of Vertical Branding.  “We look forward to tapping into his impressive depth of corporate, strategic and financial expertise.”

“I am pleased to begin working with the talented team at Vertical Branding,” commented Mr. Edrick. “I see tremendous growth potential for this innovative company and look forward to contributing to its success.”

About Vertical Branding, Inc.

Vertical Branding, Inc. (OTC BB: VBDG) is a consumer products, branding, marketing, and distribution company. The Company takes an integrated vertical marketing approach to brand building utilizing a variety of media channels, including television, online media, and print advertising. The Company also has established retail, catalog, and international product distribution channels to drive consumer sales. The Company’s focus is on finding appealing and high quality products that meet a real need in the marketplace with emphasis on the health, beauty, personal care, and house ware product categories.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the Securities and Exchange Commission.  We assume no obligation to update these forward-looking statements. This document is only for the general information of shareholders, potential investors and other interested parties, and is not to be construed as an offer to sell or the solicitation of an offer to buy any securities. The opinions expressed herein are the current opinions of management as of the date appearing on this document.

Contacts:

Sean Collins

Senior Partner

CCG Investor Relations and Strategic Communications

(310) 477-9800 ext. 202

www.ccgir.com

5W Public Relations

Media Relations:

Neil Steinberg

(212) 584-4306

nsteinberg@5wpr.com

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